10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period February 1, 2002 through March 31, 2002.

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Fund

Diversified Bond Fund
Mail-Well Corp

EIMCO

                3/8/02

                                                                        $475,000

                0.136%
Credit Suisse First Boston Corp.
Credit Suisse First Boston Corp.